As filed with the Securities and Exchange Commission on August 19, 2004

Registration Statement No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERREMARK WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	52-1981922

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2801 S. Bayshore Drive
Miami, Florida 33133

(Address of Principal Executive Offices, Zip Code)

Terremark Worldwide, Inc. Amended and Restated 2000 Stock Option Plan

(Full Title of the Plans)

José E. González
Senior Vice President, General Counsel and Secretary
2801 S. Bayshore Drive
Miami, Florida 33133

(Name and Address of Agent For Service)

Copy to:
Paul Berkowitz, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed	Amount
of Securities	To Be	Offering Price	Maximum Aggregate	Of
To Be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee

Common Stock $0.001 par value	5,000,000	$0.57 - $0.99	$3,202,264.24	$405.73

(1)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) on the basis of the: (i) average of the high and low price of a share of Common Stock as reported by the American Stock Exchange on August 16, 2004, (which was $0.625 with respect to 3,129,896 shares of Common Stock subject to future grants of options under the Terremark Worldwide, Inc. 2000 Stock Option Plan (the “Plan”); and (ii) an aggregate amount of 1,870,104 options to purchase Common Stock being registered with actual exercise prices ranging from $0.57 to $0.99, which have already been granted under the Plan.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

This Registration Statement is being filed to register an additional 5,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Terremark Worldwide, Inc. (“TWW”) for offer and sale under the TWW 2000 Stock Option Plan (the “Plan”). The earlier Registration Statement on Form S-8 filed by TWW with the Securities and Exchange Commission on August 19, 2002 (File No. 333-98331) relating to the Plan is incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities being registered hereunder is being passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Marvin S. Rosen, a member of Greenberg Traurig, is one of our directors. Mr. Rosen beneficially owns 1,362,150 shares of common stock, of which 245,000 shares of common stock underlying options.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The Registrant’s bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as our director and our stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $10,000,000.

Item 8. Exhibits

Exhibit
Number	Description

4.1	Terremark Worldwide, Inc. Amended and Restated 2000 Stock Option Plan

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of PricewaterhouseCoopers, LLP

23.2	Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 19th day of August, 2004.

TERREMARK WORLDWIDE, INC

By: /s/ Manuel D. Medina

Manuel D. Medina, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

By: /s/ Jose A. Segrera

Jose A. Segrera, Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

     Each person whose signature appears below hereby appoints Manuel D. Medina his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Manuel D. Medina Manuel D. Medina	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 19, 2004

/s/ Guillermo Amore Guillermo Amore	Director	August 19, 2004

/s/ Timothy Elwes Timothy Elwes	Director	August 19, 2004

/s/ Fernando Fernandez-Tapias Fernando Fernandez-Tapias	Director	August 19, 2004

/s/ Jose Maria Figueres-Olsen Jose Maria Figueres-Olsen	Director	August 19, 2004

Signature	Title	Date

/s/ Hon. Arthur L. Money Hon. Arthur L. Money	Director	August 19, 2004

/s/ Marvin S. Rosen Marvin S. Rosen	Director	August 19, 2004

/s/ Miguel J. Rosenfeld Miguel J. Rosenfeld	Director	August 19, 2004

/s/ Joseph R. Wright, Jr. Joseph R. Wright, Jr.	Director	August 19, 2004

/s/ Rodolfo A. Ruiz Rodolfo A. Ruiz	Director	August 19, 2004

/s/ Antonio S. Fernandez Antonio S. Fernandez	Director	August 19, 2004

/s/ José A. Segrera José A. Segrera	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	August 19, 2004